EXHIBIT 99.2

ALLYME GROUP, INC. AND SUBSIDIARIES

PRO FORMA COMBINED BALANCE SHEETS

(UNAUDITED)

	AllyMe US	AllyMe US	Pro Forma
	August 31, 2018	June 30, 2018	Adjustments	Combined

ASSETS

Current Assets
Cash and cash equivalents	20,984	3,831		24,815
Prepaid exp	-	1,666		1,666

Total Assets	20,984	5,497		26,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	3,687	7,100		10,787
Stock purchase deposit	5,034			5,034
Due to related parties	33,066	46,729		79,795

Total Liabilities	41,787	53,829		95,616

Stockholders’ Deficit
Preferred stock, $0.001 par value 10,000,000 shares authorized; none issued and outstanding at August 31, 2018	-	-		-
Common stock, par value $0.001, 75,000,000 shares authorized 8,620,000 shares issued and outstanding at August 31, 2018	100	8,620	(49)	8,671
Additional paid in capital	-	33,205		33,205
Accumulated deficit	(21,204)	(90,157)	10,390	(100,971)
Accumulated other comprehensive loss	301	0	(148)	154
Total Allyme Group’s deficit	(20,803)	(48,332)		(58,941)

Non-controlling interest	0	0	(10,193)	(10,193)
Total stockholders’ deficit	(20,803)	(48,332)		(69,135)

Total Liabilities and Stockholders’ Deficit	20,984	5,497		26,481

ALLYME GROUP, INC. AND SUBSIDIARIES

PRO FORMA CONBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	AllyMe Cayman
	For the period from Feburary 8 (Inception) to,	AllyMe US For the six months ended	Pro Forma
	August 31, 2018	June 30, 2018	Adjustments	Combined

Operating expenses	21,204	18,046		39,250

Operating Loss	(21,204)	(18,046)		(39,250)

Loss before income taxes	(21,204)	(18,046)		(39,250)

Income Tax Expense	-	-		-

Net loss	(21,204)	(18,046)		(39,250)

Less: net loss attributable to non-controlling interest	-	-	(10,390)	(10,390)
Net loss attributable to Allyme Group, Inc.	(21,204)	(18,046)		(28,860)

Other comprehensive income

Foreign currency translation gain (loss)	301	-	-	301

Total Comprehensive Loss	(20,903)	(18,046)		(38,949)

Comprehensive loss attributable to non-controlling interest	-	-	(10,390)	(10,390)
Comprehensive loss attributable to Allyme Group, Inc.	(20,903)	(18,046)	10,390	(28,559)

Loss per share - basic and diluted	(0.00)	0.00		(0.00)

Weighted average shares- basic and diluted	8,620,000	8,620,000		8,620,000